                                   EXHIBIT 5

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
            UNDER PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995;
                         CERTAIN CAUTIONARY STATEMENTS

         The Company or its representatives from time to time may make or may have made certain forward-looking statements, orally or in writing, including without limitation any such statements made or to be made in the Management's Discussion and Analysis contained in its various SEC filings. The Company wishes to ensure that such statements are accompanied by meaningful cautionary statements, so as to ensure to the fullest extent possible the protections of the safe harbor established in the Private Securities Litigation Reform Act of 1995. Accordingly, such statements are qualified in their entirety by reference to and are accompanied by the following discussion of certain important factors that could cause actual results to differ materially from those projected in such forward-looking statements.

         The Company cautions the reader that this list of factors may not be exhaustive. The Company operates in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such risk factors, nor can it assess the impact, if any, of such risk factors on the Company's business or the extent to which any factors, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

         Many of the important factors discussed below have been discussed previously in the Company's SEC filings, including without limitation in the Company's most recent Annual Report on Form 10-K dated June 30, 1995.

Store Brand Product Growth

         The future growth of domestic store brand products will be influenced by general economic conditions, which can influence consumers to switch to store brand products, consumer perception and acceptance of the quality of the products available, the development of new products, the market exclusivity periods awarded on prescription to over-the-counter switch products and the Company's ability to grow the store brand market share. The Company does not advertise like the national brand companies and thus is dependent on retailer promotional spending to help drive sales volume and increase market share. Promotional spending is a significant element of selling and administrative expenses and is directly influenced by retailer promotional decisions and is thus very difficult to predict in future periods. Growth opportunities for the products in which the Company currently has a significant store brand market share (mouthwash, cough and cold remedies and analgesics) will be driven by the ability to offer new products to existing domestic customers and the Company's ability to service new customers internationally. Should store brand growth be limited by any of these factors, there could be a significant impact on the operating results of the Company.

Fluctuation in Quarterly Results

         The Company's quarterly operating results depend on a variety of factors including the severity and timing of the cough, cold and flu season, the timing of new product introductions by the

Company, its customers and its competitors, changes in the levels of inventories maintained by the Company's customers and the timing of retailer promotional programs. Accordingly, the Company may be subject to significant and unanticipated quarter-to-quarter fluctuations.

Regulatory Environment

         The Company's products are subject to regulation by a number of federal and state governmental agencies. The cost of maintaining product quality through Good Manufacturing Practices ("GMP") is increasing. Should the Company fail to adequately conform to governmental regulations, there may be a significant impact in the operating results of the Company.

         The Company's ability to bring new products to market is limited by certain patent and tradedress factors including, but not limited to, the exclusivity periods awarded on products that have switched from prescription to over-the-counter status. The cost and time to develop these switch products is significantly greater than the rest of the new products that the Company seeks to introduce.

         The Federal Drug Administration ("FDA") will from time to time mandate packaging or labeling changes. Such changes could be related to safety or efficacy issues. With specific regard to safety, there have been instances within the Company's product categories in which evidence of product tampering has occurred resulting in a costly product recall. Significant costs could also be incurred in complying with the required packaging and labeling changes. Should the Company be involved in such an event, the associated costs could have a material impact on the results of operations.

         The Company believes that it has excellent relationships with these agencies, which it intends to maintain. If these relationships should deteriorate, however, the Company's ability to bring new and current products to market could be impeded.

Research and Development

         The Company's investment in research and development will continue to exceed historical levels due to the high cost of developing and becoming a qualified manufacturer of new products that are switching from prescription to over-the-counter status. The ability to attract chemists proficient in emerging delivery forms and/or contracting with a third party innovator in order to generate new products of this type is a critical element of the Company's long term plans. Should the Company fail to attract qualified employees or enter into reasonable agreements with third party innovators, long term sales growth and profit would be adversely impacted.

Dependence on Personnel

         The Company's future success will depend in large part upon its ability to attract and retain highly skilled research and development chemists (as noted above), management information specialists, operations, sales, marketing and managerial personnel. The Company does not have employment contracts with any key personnel. Should the Company not be able to attract or retain key qualified employees, future operating results may be adversely impacted.

International Operations

         The Company sources certain key raw materials from foreign suppliers and is increasing its sales outside the United States. Additionally, the Company is investing significant amounts in the development of its international business. Sales to customers outside the United States and foreign raw material purchases expose the Company to a number of risks including unexpected changes in regulatory requirements and tariffs, possible difficulties in enforcing agreements, longer payment cycles, exchange rate fluctuations, difficulties obtaining export or import licenses, and the imposition of withholding or other taxes, embargoes, exchange controls or the adoption of other restrictions on foreign trade. Should any of these risks occur, they may have a material adverse impact on the operating results of the Company.

Raw Material Availability

         In the past, supplies of certain raw materials used by the Company have become limited, or are available from one or only a few suppliers, and it is possible that this will occur in the future. Should this situation occur, it can result in increased prices, rationing and shortages. In response to these problems the Company tries to identify alternative materials or suppliers for such raw materials. Certain shortages could adversely affect financial results.

Legal Exposure

         From time to time the Company and/or its subsidiaries become involved in lawsuits arising from various commercial matters, including, but not limited to competitive issues, contract issues, intellectual property matters, workers' compensation and product liability. Currently, the most significant pending litigation relates to a purported class action, a derivative action and a complaint related to the purchase of the Company from its former owners, all as described in the Company's annual report on Form 10-K for the year ended June 30, 1995. Litigation tends to be unpredictable and costly. There is no assurance that litigation will not have an adverse effect on the Company's financial position or results of operations in the future.

         The Company maintains property, cargo, auto, product, general liability, and directors and officers liability insurance to protect itself against potential loss exposures. To the extent that losses occur, there could be an adverse effect on the Company's financial results depending on the nature of the loss, and the level of insurance coverage maintained by the Company. From time to time, the Company may reevaluate and change the types and levels of insurance coverage that it purchases.

Competitive Issues

         The market for store brand over-the-counter pharmaceutical, personal care and nutritional products is highly competitive. Store brand competition is based principally on price, quality of products, customer service and marketing support. National brand companies could choose to compete more directly by manufacturing store brand products or by lowering the prices of national brand products. Due to the high degree of price competition, the Company has not always been able to fully pass on future cost increases to its customers. Additionally, from time to time in response to competitive situations, the Company is required to adjust prices in order to maintain existing business. The inability to pass on future cost increases, the impact of direct store brand competitors, and the impact of national brand companies lowering prices of their products or directly operating in the store brand market could have a material adverse impact on financial results.

Customer Issues

         The impact of retailer consolidation is unknown but could have an adverse impact on future sales growth. Should a large customer encounter financial difficulties, the exposure on uncollectible receivables and unusable inventory could have a material adverse impact on the Company's financial position or results of operation.

         The Company's largest customer, Wal-Mart, currently comprises approximately 19% of total revenues. Should Wal-Mart's current relationship with the Company change adversely, the resulting loss of business could have a material unfavorable impact on the Company's operating results and financial position.

Capital Requirements

         The Company maintains a broad product line to function as a primary supplier for its customers. Capital investments are driven by growth, technological advancements and the need for manufacturing flexibility. Estimation of future capital expenditures could vary materially due to the uncertainty of these factors. If the Company fails to stay current with the latest manufacturing and packaging technology it may be unable to competitively support the launch of new product introductions. The Company also is vertically integrated in the areas of preprinted componentry (labels and cartons) and plastics (bottle blow molding). Should the Company fail to keep up with current technology it could lose its cost competitive advantage in these areas.

Interest Rate Implication

         The Company's line of credit facilities are based on a variable interest rate factor. The interest rates are established at the time of borrowing based upon the prime rate, the LIBOR rate, plus a factor, or at a rate based on interest rate bids. Accordingly, interest expense is subject to variation due to the variability of these rates.

Tax Rate Implication

         Income tax rate changes by governments and changes in the tax jurisdictions in which the Company operates could influence the effective tax rates that have been projected for future years. The anticipated growth of the Company's international business increases the likelihood of fluctuation occurring.

Liquidity and Capital Resources

         The Company anticipates that cash flow from operations will substantially fund working capital, restructuring and other unusual charges and capital expenditures. Additionally, borrowing from the Company's line of credit are available, if required. The Company has historically evaluated acquisition opportunities and anticipates that acquisition opportunities will continue to be identified and evaluated in the future. The historical growth of sales and profits have been significantly influenced by acquisitions. There is no assurance that future sales and profits will, or will not, be impacted by acquisition activities. The Company's current capital structure, results of operations and cash flow needs could be materially changed by acquisitions.

         The Company has, and will continue to, evaluate the products and product categories in which it does business. Future product line extensions, or deletions, could have a material impact on the Company's financial position or results of operations.

Potential Volatility of Stock Price

         The market price of the Company's Common Stock has been, and could be subject to wide fluctuations in response to, among other things, quarterly fluctuations in operating results, adverse circumstances affecting the introduction or market acceptance of new products, failure to meet published estimates of, or changes in earnings estimates by securities analysts, announcements of new products or enhancements by competitors, sales of Common Stock by existing holders, loss of key personnel, market conditions in the industry, shortages of key components and general economic conditions.